Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12670, 333-12672, 333-98425, 333-101452, 333-107975, 333-116596, 333-132251, 333-153436, and 333-162489 on Form S-8 of our reports dated April 29, 2013 relating to the consolidated financial statements of O2Micro International Limited and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE

Deloitte & Touche
Taipei, Taiwan
Republic of China

April 29, 2013